Exhibit 10.13

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”) is made as of August 12, 2015, by KBSGI REIT PROPERTIES, LLC, a Delaware limited liability company (“Guarantor”) whose address is c/o KBS Capital Advisors LLC, 800 Newport Center Drive, Suite 700, Newport Beach, California 92660, Attention: Bryce Lin, Director of Finance and Reporting, to and for the benefit of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent for the benefit of the Lenders (the “Administrative Agent”), whose address is c/o SunTrust Bank, Agency Services, Mail Code GA-Atlanta-7662, 303 Peachtree Street, N.E. – 25th Floor, Atlanta, GA 30308.

RECITALS:

A.        As more fully provided in that certain Loan Agreement (as modified, amended, supplemented, renewed or replaced from time to time, the “Loan Agreement”) of even date herewith, by and among to KBSGI Von Karman Tech, LLC, a Delaware limited liability company (“Borrower”), the Lenders (as defined in the Loan Agreement) from time to time party thereto and Administrative Agent, Administrative Agent and Lenders have agreed to make a loan to Borrower in the aggregate principal amount of Seventeen Million Three Hundred Thousand and No/100 Dollars ($17,300,000.00) (the “Loan”).

B.        The Loan is further evidenced by a certain Promissory Note of even date herewith (as modified, amended, supplemented, renewed or replaced from time to time, the “Note”) in the aggregate stated principal amount of the Loan, which is secured by, among other documents, a Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (as modified, amended, supplemented, renewed or replaced from time to time, the “Security Instrument”), which Security Instrument encumbers certain property owned by Borrower located in Orange County, California and which is more specifically described in the Security Instrument (the “Property”).

C.        Guarantor is an owner of a direct or indirect ownership interest in Borrower and will benefit directly and substantially from the making of the Loan.

D.        The execution and delivery of this Agreement is a condition precedent to the making of the Loan by Administrative Agent and the Lenders.

NOW, THEREFORE, in consideration of the agreement of Administrative Agent and Lenders to make the Loan to Borrower in accordance with the terms of the Loan Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby covenants and agrees as follows:

1.        Defined Terms.    Unless otherwise defined herein, all capitalized terms herein shall have the meanings ascribed to them in the Loan Agreement.

2.        Indemnity and Guaranty.

(a)       Guarantor hereby assumes liability for, hereby guarantees payment to Administrative Agent (for the benefit of the Lenders) of, hereby agrees to pay, protect, defend and save Administrative Agent harmless from and against, and hereby indemnifies Administrative Agent and the Lenders from and against any and all liabilities, obligations, losses, damages, costs, fees and expenses, including without limitation reasonable attorneys’ fees incurred by Administrative Agent or Lenders in the enforcement of this Agreement, causes of action, suits, claims, demands and judgments of any nature or description whatsoever (collectively, “Costs”) which may at any time be imposed upon, incurred or suffered by or awarded against Administrative Agent or the Lenders to the extent arising out of any one or more of the following:

(i)        Intentional misappropriation of rents or other income, profits, and revenues derived from the Property after the occurrence, and during the continuance, of an Event of Default (and following a written notice of default from Administrative Agent), in violation of the terms of the Loan Documents;

(ii)       Fraud or intentional material misrepresentation by Borrower, any affiliate of Borrower, any member, partner, or direct or indirect constituent of Borrower made in connection with the Loan Documents or the Loan (Borrower or any of the foregoing, a “Liable Party”);

(iii)     Any (i) proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Property, or (ii) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of any portion of the Property, which proceeds or awards are received and retained or applied by any Liable Party in violation of the terms of the Loan Documents;

(iv)      The occurrence of physical waste to the Property as a result of intentional acts or omissions of any Liable Party (excluding physical waste resulting from insufficient cash flow from the Property, or from cash flow from the Property not being made available to Borrower by Administrative Agent) in violation of the terms of the Loan Documents;

(v)       Subject to sufficient cash flow from the Property and subject to such cash flow being made available to Borrower by Administrative Agent, failure to maintain insurance coverages for the Property required by the Loan Documents, including the failure to pay the premiums for the required insurance policies;

(vi)      Subject to sufficient cash flow from the Property, and subject to such cash flow being made available to Borrower by Administrative Agent, failure to pay real estate taxes for the Property;

(vii)     Any intentional material modification by Borrower or its members of the organizational documents of Borrower in violation of the Loan Documents;

(viii)    An involuntary bankruptcy filing against Borrower or Guarantor (other than the collusive involuntary petitions described in Section 2(b)(i) below) and expressly excluding any involuntary bankruptcy filing against Borrower or Guarantor brought by Administrative Agent or where Administrative Agent colludes with, or solicits, or causes to be solicited, petitioning creditors for such involuntary bankruptcy filing against Borrower or Guarantor), which is not dismissed within one hundred eighty (180) days after the date of such filing;

(ix)      Intentional violation of the voluntary transfer provisions of Section 5.7 of the Loan Agreement, provided after such transfer KBS Growth & Income REIT, Inc. directly or indirectly Controls Borrower (other than in connection with a foreclosure or other exercise of the rights of Lender under the Loan Documents) or intentional violation of the secondary financing provisions in Section 5.18 of the Loan Agreement; and

(x)       one hundred percent (100%) of all amounts owing under the Indemnity Agreement executed by Borrower if (and only if) the Environmental Insurance Policy (as defined in and substantially and materially in the form approved by Administrative Agent pursuant to the Loan Agreement) is not then in place or, if not then in place, does not otherwise cover Borrower for claims relating to Environmental Liabilities when and if demand is made by Administrative Agent under the Indemnity Agreement delivered by Borrower (i.e., Guarantor shall have no liability under this Agreement for, and the amounts under this Agreement shall not include, amounts owing under the Indemnity Agreement so long as the Environmental Insurance Policy is in place or otherwise covers the liability of Borrower for Environmental Liabilities at the time demand is made by Administrative Agent to Borrower under the Indemnity Agreement delivered by Borrower).

(b)       Guarantor hereby unconditionally and irrevocably guarantees to Administrative Agent (for the benefit of the Lenders), in addition to the payment of the Costs, the full and punctual payment and performance when due of all of the obligations of Borrower under the Loan Documents (collectively, “Obligations”), whether such Obligations would have arisen at maturity or earlier by reason of acceleration or otherwise and whether denominated as Costs, damages, principal, interest, fees or otherwise, together with all pre- and post- maturity interest thereon (including, without limitation, amounts that, but for the initiation of any proceeding under any insolvency or bankruptcy law, would become due), if one or more of the following events or conditions occurs:

(i)       Borrower or Guarantor shall (A) voluntarily commence a case under any applicable bankruptcy, insolvency, creditors’ rights or other similar law now or hereafter in effect (collectively, the “Insolvency Laws”), (B) voluntarily make any assignment for the benefit of creditors under any Insolvency Law, or (C) become the debtor in or subject of any involuntary case or proceeding under any Insolvency Law and any such case or proceeding shall have been facilitated, coordinated and/or directed by Borrower, Guarantor or any Affiliate or principal of Borrower or Guarantor, including Borrower, Guarantor or any Affiliate of Borrower or Guarantor soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or Guarantor from any person (which soliciting results in the filing of such involuntary petition against Borrower or Guarantor);

(ii)      The filing or maintenance by or on behalf of Borrower or Guarantor, following the occurrence of an Event of Default, of any litigation or other proceeding against Administrative Agent or the Lenders, or the assertion of any claims or defenses against the Administrative Agent or the Lenders, which has the effect of hindering, delaying or preventing the Administrative Agent’s obtaining the installation of a receiver or completing a foreclosure of the Property, but only to the extent any of the foregoing is initiated or maintained in bad faith, as determined by a final, non-appealable decision of a court of competent jurisdiction; and

(iii)      Any intentional transfer of all of Borrower’s ownership of the Property or all of the ownership interests in Borrower in violation of Section 5.7 of the Loan Agreement or any intentional violation of Section 5.7 of the Loan Agreement, if such transfer results in KBS Growth & Income REIT, Inc. no longer directly or indirectly controlling Borrower.

(c)       This Agreement is not secured by the Security Instrument. Notwithstanding the terms of this Agreement, or any of the other Loan Documents, the Obligations do not include, and this Agreement does not secure or guarantee, any Excluded Swap Obligation (as hereinafter defined). “Excluded Swap Obligation” means any Swap Obligation (as hereinafter defined), if and to the extent that all or any portion of the guarantee of such Swap Obligation under this Agreement becomes illegal under the Commodity Exchange Act (7 U.S.C. §1 et seq.) (as amended and, together with any successor statute, the “Commodity Exchange Act”), or any rule, regulation or order of the Commodities Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of Borrower’s, or Guarantor’s, failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder. If a Swap Obligation arises under a master agreement governing more than one swap, the exclusion of such Swap Obligation in the definition of Obligations shall apply only to the portion of such Swap Obligation that is attributable to swaps for which this Agreement is or becomes illegal. For purposes hereof, the term “Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(d)       This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other Person, nor against any of the Collateral. Guarantor waives any right to require that an action be brought against Borrower or any other person or to require that resort be had to any Collateral for the Loan or to any balance of any deposit account or credit on the books of Administrative Agent or the Lenders in favor of Borrower or any other person. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Borrower shall be relieved of or fail to incur any debt, obligation or liability as provided in the Loan Documents, Guarantor shall nevertheless be fully liable therefor. Upon the occurrence of an Event of Default under the Loan Agreement, Administrative Agent shall have the right to enforce its rights, powers and remedies (including, without limitation, foreclosure of all or any portion of the Collateral) thereunder or hereunder, in any order, and all rights, powers and remedies available to Administrative Agent in such event shall be non-exclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. If the Costs and/or Obligations guaranteed hereby are partially paid or discharged by reason of the exercise of any of the remedies available to Administrative Agent, this Agreement shall nevertheless remain in full force and effect, and Guarantor shall remain liable for all remaining Costs and/or Obligations, even though any rights which Guarantor may have against Borrower may be destroyed or diminished by the exercise of any such remedy.

3.        Collection Costs.  Without limiting the generality of Section 2 hereof, Guarantor shall indemnify Lender from and against all out-of-pocket costs, disbursements and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees and expenses) of any kind or nature whatsoever which may, at any time or from time to time, be incurred by Lender in connection with Lender’s enforcement (or attempted enforcement) of this Agreement against the Guarantor.

4.        Reinstatement of Obligations.  If at any time all or any part of any payment made by Guarantor or received by Administrative Agent or the Lenders from Guarantor under or with respect to this Agreement is or must be rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Guarantor or Borrower), then the obligations of Guarantor hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by Guarantor, or receipt of payment by Administrative Agent or the Lenders, and the obligations of Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by Guarantor had never been made.

5.        Representations and Warranties:    To induce Administrative Agent to enter into the Loan Documents and to induce the Lenders to extend credit to Borrower, Guarantor represents and warrants to Lender as follows:

(a)      Guarantor is duly organized, validly existing and in good standing under the laws of the state of its formation and has full power and authority to conduct its affairs as now being conducted as proposed to be conducted.

(b)      This Agreement has been duly executed and delivered by Guarantor. This Agreement constitutes Guarantor’s legal, valid and binding obligations, enforceable against Guarantor in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

(c)      Guarantor has received and reviewed copies of all of the Loan Documents.

(d)      Guarantor has full power and authority to enter into, execute, deliver and perform this Agreement and such execution, delivery and performance (i) have been duly and validly authorized by all necessary actions on the part of Guarantor, (ii) does not conflict with or result in a violation of any judgment, order or decree of any court or arbiter in any proceeding to which Guarantor is a party, and (iii) does not conflict with, or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Guarantor is bound or to which Guarantor is a party.

(e)       To Guarantor’s knowledge, there is no bankruptcy, receivership or insolvency proceeding pending or threatened against Guarantor.

(f)       To Guarantor’s knowledge, (i) no proceeding is pending for the dissolution or annulment of Guarantor, and (ii) all license, income and franchise taxes due and payable by Guarantor have been paid in full.

(g)       To Guarantor’s knowledge, there is no litigation or other proceeding against Guarantor pending or overtly threatened, by written communication to Guarantor, wherein an unfavorable decision might reasonably result in a material adverse change in the financial condition of Guarantor or its ability to legally perform its obligations under this Agreement.

(h)       Guarantor is an affiliate of Borrower or is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of the Loan to Borrower.

(i)       Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or the Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Agreement.

(j)       Neither Administrative Agent, Lenders nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Agreement.

(k)       As of the date hereof, and after giving effect to this Agreement and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

6.         Waivers by Guarantor.  To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of:

(a)       Any right to require Administrative Agent or the Lenders to proceed against Borrower or any other person or to proceed against or exhaust any security held by Administrative Agent or Lenders at any time or to pursue any other remedy in Administrative Agent’s or Lenders’ power or under any other agreement before proceeding against Guarantor hereunder;

(b)       The defense of the statute of limitations in any action hereunder;

(c)       Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Administrative Agent or the Lenders to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

(d)       Demand, presentment for payment, notice of nonpayment, intent to accelerate, acceleration, protest, notice of protest and all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Borrower, Administrative Agent, any Lender, any endorser or creditor of Borrower or of Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Administrative Agent or the Lenders;

(e)       Any defense based upon an election of remedies by Administrative Agent or the Lenders, including any election of remedies that destroys Guarantor’s subrogation rights or Guarantor’s rights to proceed against Borrower for reimbursement;

(f)       Any right or claim or right to cause a marshalling of the assets of Guarantor;

(g)       Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(h)       Any duty on the part of Administrative Agent or the Lenders to disclose to Guarantor any facts Administrative Agent or the Lenders may now or hereafter know about Borrower or the Property, regardless of whether Administrative Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Borrower, of the condition of the Property and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder;

(i)       Any lack of notice of disposition or of manner of disposition of any Collateral for the Loan;

(j)       Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(k)       To the extent permitted by law, lack of commercial reasonableness in dealing with the Collateral for the Loan;

(l)       Any deficiencies in the Collateral or any deficiency in the ability of Administrative Agent or the Lenders to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(m)         Any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Borrower) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Administrative Agent to enforce any of its rights, whether now or hereafter required, which Administrative Agent may have against Guarantor or any of the Collateral for the Loan; and

(n)         Any modifications of the Loan Documents or any obligation of Borrower relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.

7.          Financial Covenants.

(a)         Guarantor hereby covenants and agrees, from the date hereof and until the Obligations have been indefeasibly paid in full and all other obligations hereunder shall have been performed and discharged, to:

(i)        furnish Administrative Agent with the financial statements and other information required to be provided under the Loan Agreement within the time periods provided for in the Loan Agreement.

8.          General Provisions.

(a)         Fully Recourse.   All of the terms and provisions of this Agreement are recourse obligations of Guarantor.

(b)         Obligations. Guarantor hereby acknowledges that Guarantor’s guaranty is not secured by the Security Instrument or the other Loan Documents and that Administrative Agent and the Lenders would not make the Loan but for the personal liability undertaken by Guarantor herein.

(c)         Survival.

(i)        This Agreement shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Administrative Agent under the Security Instrument or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu thereof. Notwithstanding anything stated to the contrary in this Agreement, in the event that Borrower successfully exercises its right to terminate its continuing liability under the Indemnity Agreement pursuant to and in accordance with the terms and conditions of Section 4(c) thereof, Guarantor’s liability under Section 2(a)(x) of this Agreement with respect to its guaranty of Borrower’s obligations under the Indemnity Agreement (and only as to such obligations) shall automatically terminate.

(ii)       Further notwithstanding anything stated to the contrary in this Agreement, in the event that Administrative Agent or its nominee or any third party takes record title to the Property following the exercise of Administrative Agent’s rights and remedies under the Loan Documents, Guarantor shall nonetheless have the right to terminate its continuing liability under Section 2(a)(x) of this Agreement with respect to Borrower’s obligations under the Indemnity Agreement (and only as to such obligations), upon fulfillment of each of the following conditions to the reasonable satisfaction of Administrative Agent:

(A)      Guarantor or Borrower shall have delivered to Administrative Agent an environmental insurance policy which insures Administrative Agent (“Sunset Environmental Insurance Policy”) and which:

(1)       is comparable to, or is tail coverage under, the existing Environmental Insurance Policy approved by Administrative Agent, provided (a) the policy limits shall be at least $10,000,000 for each occurrence and in the aggregate with a retention of no greater than $50,000 (which retention or deductible shall be paid by Borrower or Guarantor), and (b) the Sunset Environmental Policy shall not contain an exclusion from coverage for acts or omissions of the Borrower or Guarantor or existing Environmental Liabilities; and

(2)       is issued by the same company as the existing Environmental Insurance Policy or a replacement company with an AM Best’s Rating equivalent or better than A- (Excellent)/IX; and

(3)       has an extended reporting period of three (3) years from the date Administrative Agent or its nominee or any third party takes record title to the Property, but only with respect to environmental claims or liabilities that occurred or existed during Borrower’s ownership of the Property; and

(4)       Administrative Agent shall have received evidence that all premiums for three (3) years coverage under such Sunset Environmental Insurance Policy have been prepaid in full.

(B)       Guarantor or Borrower shall have delivered to Administrative Agent, or Administrative Agent shall have received, a current environmental site assessment for the Property and such report does not disclose the existence of any violation of any Environmental Law or any Environmental Liabilities applicable to the Property, which report shall be dated, or last updated, as of a date which is not earlier than the date on which the Administrative Agent or its nominee or any third party takes record title to the Property.

(C)       Such termination of Guarantor’s liability under Section 2(a)(x) of this Agreement with respect to Borrower’s obligations under the Indemnity Agreement, shall become effective only upon the delivery by Administrative Agent to Guarantor of a specific written acknowledgment of the satisfaction of all of the foregoing conditions and the termination of such obligations, which acknowledgement Administrative Agent agrees to provide unless any of the conditions to such termination have not been satisfied.

(D)      This Section 8(c) shall under no circumstance be interpreted to terminate or limit any of Guarantor’s liabilities in Section 2(a)(x) of this Agreement except to the extent such liabilities relate to Borrower’s obligations under the Indemnity Agreement.

(d)        No Subrogation; No Recourse Against Administrative Agent. Notwithstanding the satisfaction by Guarantor of any liability hereunder, Guarantor shall not have any right of subrogation, contribution, reimbursement or indemnity whatsoever or any right of recourse to or with respect to the assets or property of Borrower or to any Collateral for the Loan. In connection with the foregoing, Guarantor expressly waives in favor of Administrative Agent (for the benefit of the Lenders) any and all rights of subrogation to Administrative Agent against Borrower, and Guarantor hereby waives any rights to enforce any remedy which Administrative Agent may have against Borrower and any right to participate in any Collateral for the Loan. In addition to and without in any way limiting the foregoing, Guarantor hereby subordinates any and all indebtedness of Borrower now or hereafter owed to Guarantor to all indebtedness of Borrower owing to Administrative Agent and the Lenders, and agrees with Administrative Agent that Guarantor shall not demand or accept any payment of principal or interest from Borrower, shall not claim any offset or other reduction of Guarantor’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral for the Loan. Further, Guarantor shall not have any right of recourse against Administrative Agent by reason of any action Administrative Agent may take or omit to take under the provisions of this Agreement or under the provisions of any of the Loan Documents.

(e)        Reservation of Rights.  Nothing contained in this Agreement shall prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, which Administrative Agent may have against Borrower, Guarantor or any other party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. §9601 et seq.), as it may be amended from time to time, or any other applicable federal, state or local laws, all such rights being hereby expressly reserved.

(f)        Financial Statements.  Guarantor hereby warrants and represents unto Administrative Agent (for the benefit of the Lenders) that any and all balance sheets, net worth statements and other financial data which have heretofore been given by Guarantor to Administrative Agent with respect to Guarantor did fairly and accurately present the financial condition of Guarantor in all material respects.

(g)        Rights Cumulative; Payments.   Administrative Agent’s rights under this Agreement shall be in addition to all rights of Administrative Agent under the Note, the Security Instrument and the other Loan Documents. Further, payments made by

Guarantor under this Agreement shall not reduce in any respect Borrower’s obligations and liabilities under the Note, the Security Instrument and the other Loan Documents.

(h)       No Limitation on Liability.   Guarantor hereby consents and agrees that Administrative Agent may at any time and from time to time without further consent from Guarantor do any of the following events, and the liability of Guarantor under this Agreement shall be unconditional and absolute and shall in no way be impaired or limited by any of the following events, whether occurring with or without notice to Guarantor or with or without consideration: (i) any extensions of time for performance required by any of the Loan Documents or extension or renewal of the Note, or adjustment, indulgence, forbearance or compromise that might be granted or given by Administrative Agent to Borrower or any Guarantor; (ii) any sale, assignment or foreclosure of the Note, the Security Instrument or any of the other Loan Documents or any sale or transfer of the Property; (iii) any change in the composition of Borrower, including, without limitation, the withdrawal or removal of Guarantor from any current or future position of ownership, management or control of Borrower; (iv) the accuracy or inaccuracy of the representations and warranties made by Guarantor herein or by Borrower in any of the Loan Documents; (v) the release of Borrower or of any other person or entity from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Administrative Agent’s voluntary act or otherwise; (vi) the release or substitution in whole or in part of any security for the Loan; (vii) Administrative Agent’s failure to record the Security Instrument or to file any financing statement (or Administrative Agent’s improper recording or filing thereof) or to otherwise perfect, protect, secure or insure any lien or security interest given as security for the Loan, or the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations, or any part thereof, shall prove to be unenforceable or subordinate to any other security interest or lien; (viii) the modification of the terms of any one or more of the Loan Documents; or (ix) the taking or failure to take any action of any type whatsoever. No such action which Administrative Agent shall take or fail to take in connection with the Loan Documents or any Collateral for the Loan, nor any course of dealing with Borrower or any other person, shall limit, impair or release Guarantor’s obligations hereunder, affect this Agreement in any way or afford Guarantor any recourse against Administrative Agent. Nothing contained in this Section shall be construed to require Administrative Agent to take or refrain from taking any action referred to herein. Administrative Agent and/or any Lender shall have no recourse against, nor shall there be any personal liability to, the members of Guarantor, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Guarantor with respect to the obligations of Borrower or Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under this Agreement, or Lender’s right to exercise any rights or remedies against any collateral securing the Loan.

(i)        OFAC.    Guarantor represents and warrants that Guarantor is not, and Guarantor covenants that Guarantor will not become, a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the Specially

Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibitions or restriction imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (collectively the “OFAC Rules”). Guarantor represents and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Guarantor shall immediately notify Lender if Guarantor or any member, partner or beneficial owner of Guarantor becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Guarantor will not enter into any transaction or undertake any activities related to the Loan in violation of the federal Bank Secrecy Act, as amended (“BSA”), 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing (collectively “Anti-Money Laundering Laws”). Guarantor shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (C) provide information as Lender may require from time to time to permit Lender to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. Guarantor shall immediately notify Lender if any Tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(j)        Entire Agreement; Amendment; Severability.   This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by the parties hereto. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

(k)       Governing Law; Binding Effect; Waiver of Acceptance.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of law principles thereof). This Agreement shall bind Guarantor and the respective heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Lender and the officers, directors, shareholders, agents and employees of Lender and their respective heirs, successors and assigns. Notwithstanding the foregoing, Guarantor shall not assign any of its rights or obligations under this Agreement without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion. Guarantor hereby waives any acceptance of this Agreement by Lender, and this Agreement shall immediately be binding upon Guarantor.

(l)       Notices.  All notices and other communications shall have been duly given and shall be effective (i) when delivered by hand (and signed for by a person at the offices of or the mail facilities used by such person), (ii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service for delivery on the following Business Day, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, or (iv) the day a communication sent by registered or certified mail, postage prepaid, is not accepted, in each case to the respective party at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto. No notice of change of address shall be effective except upon actual receipt. The addresses of the parties hereto are as follows:

Guarantor:	c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Todd Smith, Vice President Controller,
REIT Corporate Accounting
with a copy to:	KBSGI Von Karman Tech, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Bryce Lin, Director of Finance and Reporting
with a copy to:	Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: Bruce Fischer

Administrative
Agent:	SunTrust Bank, Agency Services

Mail Code GA-Atlanta-7662
303 Peachtree Street, N.E. – 25th Floor
Atlanta, GA 30308
Attention: Doug Weltz, Director

with a copy to:	SunTrust Bank
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
with a copy to:	SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE
Mail Code GA-ATL-0643
Atlanta, GA 30308
with a copy to:	Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E., Suite 2300
Atlanta, GA 30309-3996
Attention: William G. Rothschild

(m)    No Waiver; Time of Essence.  The failure of any party hereto to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the party to be bound. This Agreement is subject to enforcement at law or in equity, including actions for damages or specific performance. Time is of the essence hereof.

(n)     Captions for Convenience.  The captions and headings of the sections and paragraphs of this Agreement are for convenience of reference only and shall not be construed in interpreting the provisions hereof.

(o)     Attorneys’ Fees.  In the event it is necessary for Administrative Agent to retain the services of an attorney or any other consultants in order to enforce this Agreement, or any portion thereof, Guarantor agrees to pay to Administrative Agent any and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Administrative Agent as a result thereof and such costs, fees and expenses shall be included in Costs.

(p)     Successive Actions.  A separate right of action hereunder shall arise each time Administrative Agent acquires knowledge of any matter indemnified or guaranteed by Guarantor under this Agreement. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Guarantor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.

(q)     Reliance.  Administrative Agent and the Lenders would not make the Loan to Borrower without this Agreement. Accordingly, Guarantor intentionally and unconditionally enters into the covenants and agreements as set forth above and understands that, in reliance upon and in consideration of such covenants and agreements, the Loan shall be made and, as part and parcel thereof, specific monetary and other obligations have been, are being and shall be entered into which would not be made or entered into but for such reliance.

(r)        SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; APPOINTMENT OF AGENT FOR SERVICE.

(1)       GUARANTOR, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMITS TO PERSONAL JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, (B) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION OVER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, (C) SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND, (D) TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AGREES THAT IT OR HE WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM. GUARANTOR FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO GUARANTOR AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 8(l) HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

(2)       ADMINISTRATIVE AGENT AND GUARANTOR, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF ADMINISTRATIVE AGENT OR GUARANTOR, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES,

AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH ADMINISTRATIVE AGENT OR GUARANTOR, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

  (s)        Waiver by Guarantor.    Guarantor covenants and agrees that, upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Guarantor shall not seek or cause Borrower or any other person or entity to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to 11 U.S.C. § 105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law, (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Administrative Agent to enforce any rights of Administrative Agent against Guarantor or any of the Collateral for the Loan by virtue of this Agreement or otherwise.

  (t)        No Petition.  Guarantor hereby covenants and agrees that it or he will not at any time institute against Borrower, or join in any institution against Borrower of, any bankruptcy proceedings under any United States Federal or state bankruptcy or similar law.

  (u)        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

8.         Additional Waivers. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Notwithstanding the foregoing, to the extent applicable, Guarantor hereby agrees that:

(i)             Guarantor specifically agrees that Guarantor shall not be released from liability hereunder by any action taken by Administrative Agent or Lenders including, without limitation, a non-judicial sale under the Security Instrument that would afford Borrower a defense based on California’s anti-deficiency laws, in general, and California Code of Civil Procedure section 580d, in specific. Without limiting the foregoing, Guarantor expressly understands, acknowledges and agrees as follows:

(A)      In the event of a non-judicial foreclosure (through the exercise of the power of sale under the Security Instrument): (i) Borrower would not be liable for any deficiency on the Note under California Code of Civil Procedure section 580d, (ii) Guarantor’s subrogation rights against the Borrower would thereby be destroyed, (iii) Guarantor would be solely liable for any deficiency to Lenders (without recourse against Borrower), and (iv) Guarantor would thereby be deprived of the anti-deficiency protections of said section 580d;

(B)      Were it not for Guarantor’s knowing and intentional waivers contained herein, the destruction of Guarantor’s subrogation rights and anti-deficiency protections would afford Guarantor a defense to an action against Guarantor hereunder; and

(C)      Notwithstanding the foregoing, Guarantor expressly waives any such defense to any action against Guarantor hereunder following a non-judicial foreclosure sale or in any other circumstance under which Guarantor’s subrogation rights against Borrower have been destroyed.

(ii)       In the event of any default hereunder, Administrative Agent may maintain an action upon this Guaranty whether or not action is brought against Borrower and whether or not Borrower is joined in any such action. Administrative Agent may maintain successive actions for other defaults, and Administrative Agent’s rights hereunder shall not be exhausted or waived, and Administrative Agent shall not be estopped to proceed against Guarantor pursuant to this Guaranty by the exercise of any of Administrative Agent’s rights or remedies or by any such action or by any number of successive actions, until and unless the credit hereby guaranteed has been paid in full and each of Guarantor’s obligations hereunder has been fully performed or otherwise satisfied.

(iii)      Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under California Civil Code sections 2787-2855 inclusive and Sections 2899, 2953 and 3433.

(iv)      Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under California Code of Civil Procedure sections 580a (which section would limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the debt and the fair value of interests sold in such sale), 580b (which section would limit Administrative Agent’s or any Lender’s right to recover a deficiency judgment with respect to purchase money obligations), 580c (regarding allowable costs and fees following a judicial foreclosure action), 580d (described above in Section 8(i)) and 726 (which section would require Administrative Agent or any Lender to exhaust all of its security before a personal judgment could be obtained for a deficiency).

(v)       Any action, whether judicial or non-judicial or in pursuit of any provisional remedy, taken by Administrative Agent against Borrower or against any collateral or security held by Administrative Agent which shall impair or destroy any rights Guarantor may have against Borrower shall not act as a waiver or an estoppel of Administrative Agent’s rights to proceed against and initiate any action against Guarantor to enforce the terms of this Guaranty.

(vi)      Guarantor expressly waives any defense or benefits arising out of any voluntary or involuntary filing by or on behalf of Borrower for protection under any federal or state bankruptcy, insolvency, or debtor relief laws, including without limitation under Sections 364 or 1111(b)(2) of the United States Bankruptcy Code.

(vii)     Guarantor acknowledges that it has been made aware of the provisions of California Civil Code section 2856, has read and understands the provisions of that statute, has been advised by its counsel as to the scope, purpose and effect of that statute, and based thereon, and without limiting the foregoing waivers, Guarantor agrees to waive all suretyship rights and defenses described in Civil Code sections 2856(a) and (b). Without limiting any other waivers herein, Guarantor hereby gives the following waiver pursuant to Section 2856(b) of the California Civil Code: Guarantor waives all rights and defenses arising out of an election of remedies by Administrative Agent even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(viii)    As provided in California Civil Code section 2856, Guarantor waives all rights and defenses that the Guarantor may have because the Borrower’s debt is secured by real property. This means, among other things:

(A)          Administrative Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower.

(B)          If Administrative Agent forecloses on any real property collateral pledged by Borrower:

(1)       The amount of the debt may be reduced only by the price at which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the same price.

(2)       Administrative Agent may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based on Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(ix)      Guarantor waives the benefit of any statute of limitations affecting the liability of the Guarantor hereunder or the enforcement thereof, including, without limitation, any rights arising under Section 359.5 of the California Code of Civil Procedure.

(x)       Guarantor agrees to withhold the exercise of any and all subrogation and reimbursement rights against Borrower, against any other person, and against any collateral or security for the Obligations, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Obligations have been indefeasibly paid and satisfied in full and performed, and Bank has released, transferred or disposed of all of its right, title and interest in such collateral or security.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Guarantor, intending to be legally bound, has executed this Agreement under seal as of the date first set forth above.

GUARANTOR:

KBSGI REIT PROPERTIES, LLC, a Delaware limited liability company

By:	KBS GROWTH & INCOME LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

	By:	KBS GROWTH & INCOME REIT, INC.,
a Maryland corporation,
its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

ACKNOWLEDGMENT
A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California
County of Orange )

On August 6, 2015 before me, K. Godin, Notary Public
(insert name and title of the officer)

personally appeared Charles J. Schreiber, Jr. ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature	(Seal)